Exhibit 99

                          Press Release

                             Dated

                          May 5, 1997









                           PRESS RELEASE

Today's date:  May 5, 1997         For Information contact:
Release date:  Immediately         Bill W. Taylor,
                                   E.V.P., C.F.O.
                                   903-586-9861

                      The Jacksonville Bancorp, Inc.

Jacksonville, Texas, May 5, 1997 - Jacksonville Bancorp, Inc. (NASDAQ:
JXVL) the holding company of Jacksonville Savings and Loan Association of Jacksonville, Texas reported net income of $686,000, or $.28 per share, for the three month period ended March 31, 1997. This compared to $446,000, or
$.17 per share, for the three months ended March 31, 1996.   According to
Jerry Chancellor, President and CEO, the increase in earnings was primarily attributable to utilizing the proceeds from the second step conversion to invest in mortgage and consumer loans and in adjustable mortgage-backed products.

Net interest income increased to $1.97 million for the three months ended March 31, 1997, compared to $1.62 million for the comparable period in 1996. Non-interest income decreased from $331,000 to $315,000 for the periods ended March 31, 1996, and 1997, respectively. Non-interest expense decreased slightly from $1.25 million to $1.23 million for the period ended March 31, 1996 and 1997, respectively.

Jacksonville's stockholders equity at March 31, 1997, totaled $34.1 million. This represents a decrease from $34.7 million from the previous quarter primarily due to a continuation of the stock repurchase program. At March 31, 1997, Jacksonville had repurchased a total of 102,700 shares of stock.

Jacksonville had assets of $218.3 million at March 31, 1997. Jacksonville Bancorp, Inc.'s wholly owned subsidiary, Jacksonville Savings and Loan Association operates from its headquarters in Jacksonville, Texas and through its branch office network in Tyler, Palestine, Athens, Longview and Rusk, Texas.